Exhibit (d)(10)

SUB-ADVISORY AGREEMENT

AGREEMENT dated February 9, 2018, between Horizons ETFs Management (US) LLC, a Delaware limited liability company whose principal place of business is 625 Madison Avenue, 3rd Floor, New York, NY 10022 (the “Adviser”), and Cadence Capital Management LLC, a Delaware limited liability company whose principal place of business is 265 Franklin Street, 4th Floor, Boston, Massachusetts 02110-3113 (the “Sub-Adviser”) and shall be deemed effective for each series of the Horizons ETF Trust I, a Delaware statutory trust (the “Trust”) set forth in Schedule A (each, a “Fund” and collectively, the “Funds”) on the date set forth in Schedule A in accordance with Section 11 hereof.

WHEREAS, the Adviser has agreed to furnish investment advisory services to the Funds;

WHEREAS, the Trust is an investment company registered under the Investment Company Act of 1940, as amended;

WHEREAS, the Adviser wishes to retain the Sub-Adviser to provide it with certain sub-advisory services as described below in connection with Adviser’s advisory activities on behalf of the Funds;

WHEREAS, the investment advisory agreement between the Adviser and the Trust, dated November 28, 2017 (such agreement or the most recent successor agreement between such parties relating to advisory services to the Trust is referred to herein as the “Advisory Agreement”) contemplates that the Adviser may sub-contract the investment advisory services with respect to the Funds to a sub-adviser pursuant to a sub-advisory agreement agreeable to the Trust and approved in accordance with the provisions of the 1940 Act; and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Sub-Adviser is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.	Appointment. The Adviser hereby appoints the Sub-Adviser to act as sub-adviser with respect to the Funds and the Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2.                  Representations and Warranties.

a)                  The Adviser hereby represents and warrants to the Sub-Adviser as follows:

                                                                          i.                  the Adviser has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Adviser and constitutes a legal, valid and binding obligation of the Adviser, enforceable against the Adviser in accordance with its terms.  No consent of any person, and no license, permit, approval or authorization of, exemption by, report to, or registration, filing or declaration with, any governmental authority is required by the Adviser in connection with the execution, delivery and performance of this

Agreement by the Adviser, other than those already made or obtained or to be made or obtained;

                                                                        ii.                  the execution, delivery and performance of this Agreement by the Adviser will not violate any provision of any law or regulation binding on the Adviser, or any order, judgment or decree of any court or government authority binding on the Adviser, or the charter or by-laws of the Adviser, or any material contract, indenture or other agreement, instrument or undertaking to which the Adviser is a party or by which the Adviser or any of its assets may be bound, or require the creation or imposition of any lien on the Adviser property, assets or revenues; and

                                                                      iii.                  the Adviser is registered as an investment adviser with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

b)                  The Sub-Adviser hereby represents and warrants to the Adviser as follows:

                                                                          i.                  the Sub-Adviser has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by the Sub-Adviser and constitutes a legal, valid and binding obligation of the Sub-Adviser, enforceable against the Sub-Adviser in accordance with its terms.  No consent of any person, and no license, permit, approval or authorization of, exemption by, report to, or registration, filing or declaration with, any governmental authority is required by the Sub-Adviser in connection with the execution, delivery and performance of this Agreement by the Sub-Adviser, other than those already made or obtained;

                                                                        ii.                  the execution, delivery and performance of this Agreement by the Sub-Adviser will not violate any provision of any law or regulation binding on the Sub-Adviser, or any order, judgment or decree of any court or government authority binding on the Sub-Adviser or the charter or by-laws of the Sub-Adviser, or any material contract, indenture or other agreement, instrument or undertaking to which the Sub-Adviser is a party or by which it or its assets may be bound, or require the creation or imposition of any lien on the Sub-Adviser’s property, assets or revenues;

                                                                      iii.                  the Sub-Adviser will, at the reasonable request of the Adviser and upon the Adviser taking reasonable measures (including but not limited to promptly notifying the Sub-Adviser of the passage of and amendments to the laws and regulations of the State of New York from time to time), endeavor to render reasonable and practicable assistance to the Adviser for the purpose of complying with the relevant laws or regulations to which the Adviser is subject; and

                                                                      iv.                  the Sub-Adviser is registered as an investment adviser with the SEC under the Advisers Act.

3.	Services of the Sub-Adviser. Subject to the succeeding provisions of this section, the oversight and supervision of the Adviser and the oversight of the Trust’s Board of Trustees, the Sub-Adviser will perform certain of the day-to-day operations of the Funds, which include the following services: (a) act as investment adviser for and managing the investment and reinvestment of the assets of the Funds and in connection therewith have discretion in purchasing and selling such securities and other assets for the Funds and in exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Funds, provided that the Adviser shall retain full authority to: (i) direct the Sub-Adviser to take certain actions on behalf of a Fund; and (ii) enter into transactions on behalf of a Fund described in paragraph (a)(2) of Section 4 of this Agreement; (b) arrange, subject to the provisions of paragraph 3 hereof, for the purchase and sale of securities and other assets of the Funds; (c) as necessary, provide investment research concerning each Fund’s investments; (d) assist the Adviser in determining what portion of each Fund’s assets will be invested in cash, cash equivalents and money market instruments; and (e) maintaining the books and records as required to support each Fund’s investment operations. At the request of the Adviser, the Sub-Adviser will also, subject to the oversight and supervision of the Adviser and the direction and control of the Trust’s Board of Trustees, provide to the Adviser or the Funds the necessary facilities and equipment to perform any of the services described in Section 3 of the Advisory Agreement. In addition, the Sub-Adviser will keep each Fund and the Adviser informed of developments materially affecting the Fund and shall, on its own initiative, furnish to each Fund from time to time whatever information the Sub-Adviser believes appropriate for this purpose. The Sub-Adviser will periodically communicate to the Adviser, at such times as the Adviser may direct or request, information concerning the purchase and sale of securities for each Fund, including: (a) the name of the issuer; (b) the amount of the purchase or sale; (c) the name of the broker or dealer, if any, through which the purchase or sale is effected; and (d) the CUSIP or SEDOL number of the instrument, if any; and (e) such other information as the Adviser may reasonably require for purposes of fulfilling its obligations to each Fund under the Advisory Agreement. The Sub-Adviser will provide the services rendered by it under this Agreement in accordance with each Fund’s investment objectives, policies and restrictions (as currently in effect and as they may be amended or supplemented from time to time) as stated in the Trust’s Prospectus and Statement of Additional Information and the resolutions of the Trust’s Board of Trustees.

4.	Services of the Adviser.
a)	Pursuant to the Advisory Agreement and in addition to any services set forth in such Agreement, the Adviser: (i) shall retain full authority to act in such capacities and direct the Sub-Adviser to take certain actions on behalf of the Funds; (ii) shall have full authority to place orders for the purchases and sales of securities and other assets for the Funds with broker-dealers and other financial institutions; and (iii) shall vote proxies, exercise consents and exercise all other rights appertaining to such securities and other assets on behalf of the Funds.
b)	The Adviser will periodically communicate to the Sub-Adviser, at such times as the Sub-Adviser may direct or request, information concerning the purchase and sale of securities for each Fund, including: (a) the name of the issuer; (b) the amount of the purchase or sale; (c) the name of the broker or dealer, if any, through which the purchase or sale is effected; (d) the CUSIP or SEDOL number of the instrument, if any; and (e) such other information as the Sub-Adviser may reasonably require for purposes of fulfilling its obligations to each Fund under this Sub-Advisory Agreement.

5.	Reviews, Reporting and Verification.

After each month-end, the Sub-Adviser will promptly review all (1) reports of current security holdings in each Fund, (2) summary reports of transactions and pending maturities (including the principal, cost and accrued interest on each portfolio security in maturity date order) and (3) current cash position reports (including cash available from portfolio sales and maturities and sales of each Fund’s shares less cash needed for redemptions and settlement of portfolio purchases), all within a reasonable time after receipt thereof from the Trust and will report any errors or discrepancies in such reports to the Trust or its designee within three (3) business days after discovery of such discrepancies.

At such times as reasonably requested by the Board or the Adviser, the Sub-Adviser will provide economic and investment analysis and reports, reports on the performance of the Funds, material changes to the Sub-Adviser’s business and personnel and other reports normally available to registered investment companies similar to the Funds.

The Sub-Adviser will make its portfolio managers and other appropriate personnel available to the Board and the Adviser at reasonable times to review each Fund’s investment policies and to consult with the Board and the Adviser regarding the investment affairs of the Funds, including economic and statistical and investment matters relevant to the Sub-Adviser’s duties hereunder, and the portfolio strategies employed.

The Sub-Adviser will provide the Adviser with quarterly compliance reports and certifications in the forms reasonably requested by the Adviser.

The Sub-Adviser will provide the Trust with reasonable evidence that, with respect to its activities on behalf of the Funds, the Sub-Adviser is maintaining (i) adequate fidelity bond insurance; and (ii) an appropriate Code of Ethics and related reporting procedures.

6.                  Covenants.

a)	In the performance of its duties under this Agreement, the Sub-Adviser shall at all times conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act and the Advisers Act and all applicable Rules and Regulations of the SEC; (ii) any other applicable provision of law; (iii) the provisions of the Declaration of Trust and By-Laws of the Trust, as such documents are amended from time to time; (iv) the investment objectives and policies of each Fund as set forth in the Trust’s Registration Statement on Form N-1A, (v)the resolutions of the Board of Trustees and the terms and conditions of exemptive and no-action relief granted to the Trust as amended from time to time; and (vi) any policies and determinations of the Board of the Trustees of the Trust.

b)	In addition, the Sub-Adviser will and shall have the authority to:

                                                                          i.      open up trading accounts with any broker or dealer and place orders either directly with the issuer or with any broker or dealer.  Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Sub-Adviser will attempt to obtain the best price and the most favorable execution of its orders in compliance with applicable securities laws, including Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In placing orders, the Sub-Adviser will consider the experience and skill of the securities traders of broker or dealer as well as financial responsibility and administrative efficiency of broker or dealer.  Consistent with this obligation, the Sub-Adviser may select brokers and dealers on the basis of the research, statistical and pricing services they provide to the Funds and other clients of the Adviser or the Sub-Adviser.  Information and research received from such brokers and dealers will be in addition to, and not in lieu of, the services required to be performed by the Sub-Adviser hereunder.  A commission paid to such brokers and dealers may be higher than that which another qualified broker and dealer would have charged for effecting the same transaction, provided that the Sub-Adviser determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Adviser and the Sub-Adviser to the Funds and their other clients and that the total commissions paid by each Fund will be reasonable in relation to the benefits to the Fund over the long-term.  Subject to the foregoing and the provisions of the 1940 Act, the Exchange Act and other applicable provisions of law, the Sub- Adviser may select brokers and dealers with which it or the Trust is affiliated;

                                                                        ii.      render to the Adviser and the Trust’s Board of Trustees reports required to be provided by investment advisers under Rule 38a-1 under the 1940 Act and reports relating to the Sub-Adviser’s compliance of Rule 17j-1 under the 1940 Act;

                                                                      iii.      maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. When the Sub-Adviser makes investment recommendations for the Funds, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for a Fund’s account are customers of the commercial department of its affiliates; and

                                                                   iv.         treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust, the Funds, and the Funds’ prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

7.	Services Not Exclusive. Nothing in this Agreement shall prevent the Sub-Adviser or any officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Adviser or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Sub-Adviser will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

8.	Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records that it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act (to the extent such books and records are not maintained by the Adviser).

9.	Expenses. During the term of this Agreement, the Sub-Adviser will bear all costs and expenses of its employees and any overhead incurred by the Sub-Adviser in connection with its duties hereunder.

10.              Compensation.

a)	The Adviser agrees to pay to the Sub-Adviser and the Sub-Adviser agrees to accept as full compensation for all services rendered by the Sub-Adviser as such, a monthly fee in arrears at an annual rate equal to the amount set forth in Schedule A hereto. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

b)	For purposes of this Agreement (including Schedule A hereto), the net assets of a Fund shall be calculated pursuant to the procedures adopted by resolutions of the Trustees of the Trust for calculating the net asset value per share of each Fund.

11.	Limitation on Liability. The Sub-Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser or by the Funds in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement. As used in this Section 9, the term “Sub-Adviser” shall include any affiliates of the Sub-Adviser performing services for the Funds contemplated hereby and partners, directors, officers and employees of the Sub-Adviser and such affiliates.

12.	Duration and Termination. This Agreement shall become effective for each Fund as of the date the SEC declares the first post-effective amendment to the Trust’s registration statement for each such Fund effective, which shall be indicated in Schedule A of this Agreement, and, unless sooner terminated with respect to the Funds as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to each Fund for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Trust’s Board of Trustees or a vote of a majority of the outstanding voting securities of each Fund at the time outstanding and entitled to vote and (b) by the vote of a majority of the Trustees, who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Trust or the Adviser at any time, without the payment of any penalty, upon giving the Sub-Adviser 60 days’ notice (which notice may be waived by the Sub-Adviser), provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time, or by the vote of the holders of a majority of the voting securities of each Fund at the time outstanding and entitled to vote, or by the Sub-Adviser on 60 days’ written notice (which notice may be waived by the Trust and the Adviser), and will terminate automatically upon any termination of the Advisory Agreement between the Trust and the Adviser. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.)

13.	Confidentiality. Each party hereto shall treat all information (including without limitation all information concerning this Agreement, the assets in the Funds and the trading strategy employed for the Funds) furnished hereunder by the other as confidential and shall not disclose such information to third parties except:

a)                  with prior written consent of the other party;

b)	pursuant to court order, subpoena or due to the demand or request of any regulatory agency having relevant jurisdiction (in which case the party subject to such demand shall promptly, unless impracticable under the circumstances, notify the other party of such required disclosure and shall provide reasonable assistance, at the other party’s request and expense, in seeking to limit or quash such disclosure);

c)	to the parties’ respective auditors, professional legal advisers and service providers when reasonably necessary for the performance of their professional services (in which case the party making such disclosure will require that any auditors, professional legal advisers or service providers agree to keep such information confidential on terms substantially similar to those in this Section 11);

d)	that which is made available to the public through disclosure other than directly or indirectly by the party seeking to disclose such information; or

e)	as a defense in a claim brought by the other party hereto arising out of or connected with this Agreement.

14.	Notices. Any notice under this Agreement shall be in writing to the other party at the following addresses:

HORIZONS ETFS MANAGEMENT (USA) LLC

625 Madison Avenue, 3rd Floor

New York, NY 10022

(212) 205-8300

CADENCE CAPITAL MANAGEMENT LLC

265 Franklin Street, 4th Floor,

Boston, Massachusetts 02110-3113

(617) 624-3500

15.	Amendment of this Agreement. This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of the Board of Trustees of the Trust, including a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval and, where required by the 1940 Act, by a vote of a majority of the outstanding voting securities of each Fund.

16.	Assignment. This Agreement will be terminated automatically in the event of its “assignment” (as defined in the 1940 Act).

17.	Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

18.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions, conflict with the applicable provisions of the 1940 Act, the latter shall control.

19.	Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers designated below as of the day and year first above written.

HORIZONS ETFS MANAGEMENT (US) LLC

By: __________________

Name: Garret K. Paolella

Title: Managing Director

CADENCE CAPITAL MANAGEMENT LLC

By: __________________

Name:

Title:

Schedule A

The Sub-Adviser shall receive the percentage of the total net monthly investment management fee received by the Adviser for each Fund as indicated below.

Name of Fund	Fee	Effective Date
Horizons Cadence Hedged US Dividend Yield ETF	50%	February 13, 2018